NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 12, 2019 pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 1, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Blackstone Group L.P. (the "Partnership") Certificate of Conversion became effective before market open on July 1, 2019. Each common unit of the Partnership was converted into one share of Class A common stock of The Blackstone Group Inc. (the "Corporation"). This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of the partnership and does not affect the continued listing on the NYSE of the Corporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions the common units of the Partnership was suspended from trading before market open on July 1, 2019.